Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333- 217996

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Shares of Beneficial Interest, par value $0.01 per share	$315,300,000	$36,544

(1)
Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $36,544 of the registration fee, which was paid with respect to unsold shares registered on a Registration Statement on Form S-3 (No. 333-197939) filed by Camden Property Trust on August 7, 2014, is being carried forward and is offset against the registration fee due for this offering.

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 15, 2017)
$315,300,000
Common Shares of Beneficial Interest

We have entered into separate distribution agency agreements with each of Jefferies LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC who we refer to individually as a sales agent and collectively as the sales agents, relating to offers and sales of our common shares, par value $0.01 per share, having an aggregate offering price of up to $315,300,000. The common shares offered by this prospectus supplement consist of the common shares having an aggregate offering price of up to $315,300,000 previously registered but unsold under a prospectus supplement dated November 3, 2014 to the prospectus dated August 7, 2014.
Our common shares are listed on the New York Stock Exchange ("NYSE") and trade under the symbol "CPT." The closing price of our common shares as reported on the NYSE on May 15, 2017 was $81.67 per share.
The common shares to which this prospectus supplement relates may be offered and sold through the sales agents over a period of time and from time to time. Sales of the common shares, if any, will be made by means of ordinary brokers' transactions on the NYSE or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Accordingly, an indeterminate number of our common shares will be sold up to the number of shares having an aggregate offering price of up to $315,300,000. Each respective sales agent will be entitled to a commission which will not exceed, but may be lower than, 1.5% of the gross offering proceeds of any common shares sold through it.
We also may sell some or all of the common shares to a sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell common shares to a sales agent as principal, we will enter into a separate terms agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
None of the sales agents are required to sell any specific number or dollar amount of our common shares, but, subject to the terms and conditions of the applicable distribution agency agreement and unless otherwise agreed by the applicable sales agent and us, each sales agent will use its commercially reasonable efforts, as our agent, to sell the common shares offered, as instructed by us. There is no arrangement for common shares to be received in an escrow, trust or similar arrangement. The offering of common shares pursuant to each distribution agency agreement will terminate upon the earlier of (1) the sale of our common shares having an aggregate offering price of $315,300,000 under the distribution agency agreements or (2) with respect to a particular distribution agency agreement, the termination of that distribution agency agreement by us or the applicable sales agent.
To preserve our status as a real estate investment trust ("REIT") for federal income tax purposes, our declaration of trust imposes certain restrictions on ownership of our common shares. See "Description of Capital Shares-Restrictions on Ownership" in the accompanying prospectus.

Investing in our common shares involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement and "Risk Factors" beginning on page 2 of our Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference in this prospectus supplement and the accompanying prospectus.

None of the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Jefferies	J.P. Morgan
SunTrust Robinson Humphrey	Wells Fargo Securities

May 16, 2017

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.
TABLE OF CONTENTS
Prospectus Supplement

Prospectus

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common shares in certain jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell the common shares and are not soliciting an offer to buy the common shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See "Plan of Distribution."

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offer and sale from time to time of common shares pursuant to the distribution agency agreements and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common shares we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us, which is not included in or delivered with this prospectus supplement.
It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading "Available Information."
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to "we," "us" or "our" mean Camden Property Trust and our consolidated subsidiaries, except where it is made clear the terms mean Camden Property Trust only.
FORWARD-LOOKING STATEMENTS
We have made statements in this prospectus supplement and the accompanying prospectus which are "forward-looking" in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
Reliance should not be placed on these forward-looking statements because they are subject to known and unknown risks, uncertainties and other factors which may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text.
Factors which may cause our actual results or performance to differ materially from those contemplated by forward-looking statements include, but are not limited to, the following:

•
volatility in capital and credit markets, or other unfavorable changes in economic conditions, either nationally or regionally in one or more of the markets in which we operate, could adversely impact us;

•	short-term leases expose us to the effects of declining market rents;

•	competition could limit our ability to lease apartments or increase or maintain rental income;

•	we face risks associated with land holdings and related activities;

•	potential reforms to Fannie Mae and Freddie Mac could adversely affect us;

•	development, redevelopment and construction risks could impact our profitability;

•	investments through joint ventures and discretionary funds involve risks not present in investments in which we are the sole investor;

•	competition could adversely affect our ability to acquire properties;

•	our acquisition strategy may not produce the cash flows expected;

•	failure to qualify as a REIT could have adverse consequences;

•	tax laws and related interpretations may change at any time, and any such legislative or other actions could have a negative effect on us;

•	litigation risks could affect our business;

•	damage from catastrophic weather and other natural events could result in losses;

•	a cybersecurity incident and other technology disruptions could negatively impact our business;

•	we have significant debt, which could have adverse consequences;

•	insufficient cash flows could limit our ability to make required payments for debt obligations or pay distributions to shareholders;

•	issuances of additional debt may adversely impact our financial condition;

•	we may be unable to renew, repay, or refinance our outstanding debt;

•
rising interest rates could both increase our borrowing costs, thereby adversely affecting our cash flows and the amounts available for distribution to our shareholders, and decrease our share price, if investors seek higher yields through other investments;

•	failure to maintain our current credit ratings could adversely affect our cost of funds, related margins, liquidity, and access to capital markets;

•	share ownership limits and our ability to issue additional equity securities may prevent takeovers beneficial to shareholders;

•	our share price will fluctuate; and

•	the form, timing and amount of dividend distributions in future periods may vary and be impacted by economic and other considerations.
These forward-looking statements represent our estimates and assumptions as of the date of this prospectus supplement, and we assume no obligation to update or supplement forward-looking statements because of subsequent events.
AVAILABLE INFORMATION
We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov and on our website at www.camdenliving.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and the information we file later with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 1-12110) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

•	Current Reports on Form 8-K dated January 13, 2017 and May 15, 2017; and

•	the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on June 21, 1993.
You may request a copy of these filings at no cost by writing or telephoning Investor Relations at the following address and telephone number:
Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, Texas 77046
(713) 354-2500

CAMDEN PROPERTY TRUST
Camden Property Trust is a REIT primarily engaged in the ownership, management, development, redevelopment, acquisition and construction of multifamily apartment communities. As of March 31, 2017, we owned interests in, operated, or were developing 159 multifamily properties comprised of 55,366 apartment homes across the United States. Of the 159 properties, six properties were under construction as of March 31, 2017, and when completed will consist of a total of 2,250 apartment homes. We also own land holdings we may develop into multifamily apartment communities in the future.
RISK FACTORS
Before you decide whether to purchase any of our common shares, in addition to the other information in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors set forth below and under the heading "Risk Factors" beginning on page 2 of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. For more information, see the section entitled "Incorporation by Reference."
There may be future dilution of our common shares.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares. We are not restricted from issuing additional common or preferred shares, or from issuing securities which are convertible into or exchangeable for, or represent the right to receive, common or preferred shares or any similar securities. The market price of our common shares could decline as a result of sales of a large number of common shares in the market after this offering or the perception such sales could occur.
We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common shares as to distributions and in liquidation.
In the future, we may issue additional debt or equity securities, or securities convertible into or exchangeable for equity securities, or we may enter into debt or debt-like financing which is unsecured or secured by up to all of our assets. Such securities may be senior to our common shares as to distributions. In addition, in the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common shares.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of our common shares from time to time hereunder for general corporate purposes, which may include reducing borrowings under our $600 million unsecured line of credit, the repayment of other indebtedness, the redemption or other repurchase of outstanding debt or equity securities, funding for development activities and financing for acquisitions. We have the option to increase our $600 million unsecured line of credit to $900 million by either adding additional banks to the credit facility or obtaining the agreement of existing banks to increase their commitments. The line of credit matures in August 2019 and has two six-month options to extend the maturity date at our election to August 2020. The scheduled interest rate is based on spreads over the London Interbank Offered Rate or the prime rate. The scheduled interest rate spreads are subject to change as our credit ratings change. Advances under the line of credit may be priced at the scheduled rates, or we may enter into bid rate loans with participating banks at rates below the scheduled rates. Affiliates of Jefferies LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are lenders under our line of credit, and any of the sales agents or their affiliates may, at any time, be holders of our other indebtedness or debt or equity securities. Such sales agent or its affiliate will therefore receive its proportionate share of any proceeds of this offering used to repay indebtedness under the line of credit or other indebtedness, to the extent it is a lender thereunder, or redeem or repurchase outstanding debt or equity securities, to the extent it is a holder thereof. See "Plan of Distribution." Pending application of the net proceeds as described above, we may invest the proceeds in short-term securities.
PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS
As of the date of this prospectus supplement, our declaration of trust provides we may issue up to 185,000,000 shares of beneficial interest, consisting of 175,000,000 common shares and 10,000,000 preferred shares. Our common shares are listed on the NYSE under the symbol "CPT." The table below sets forth, for the fiscal quarters indicated, high and low reported closing prices per common share on the NYSE and the cash dividends per share with respect to such fiscal quarter. The closing price of our common shares on the NYSE on May 15, 2017 was $81.67 per share.

	High	Low	Distributions
2017 Quarters:
First	$85.28	$79.06	$0.75
Second (through May 15, 2017)	84.07	80.53	(a)
2016 Quarters:
First	$84.09	$70.55	$0.75
Second	88.42	80.08	0.75
Third	90.67	83.69	5.00	(b)
Fourth	84.07	76.00	0.75
2015 Quarters:
First	$80.92	$72.37	$0.70
Second	79.11	73.03	0.70
Third	81.28	69.45	0.70
Fourth	79.04	73.56	0.70

(a)	We expect to pay a dividend of $0.75 per common share with respect to the second quarter; however this has not yet been declared by our Board of Trust Managers.

(b)
In September 2016, our Board of Trust Managers declared a special dividend of $4.25 per common share, consisting of gains on dispositions of assets completed in 2016. The special dividend was in addition to our quarterly dividend of $0.75 per common share.

Dividends are paid to common shareholders at the discretion of our Board of Trust Managers and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, state law and such other factors as our Board of Trust Managers considers relevant.

PLAN OF DISTRIBUTION
We have entered into separate distribution agency agreements, each dated May 16, 2017, with each of Jefferies LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, who we refer to individually as a sales agent and together as the sales agents, under which we may offer and sell our common shares having an aggregate offering price of up to $315,300,000 over time and from time to time through, at our discretion, any of the sales agents.
We refer to a sales agent selected by us for a sale as the "Designated Agent." From time to time, we may submit orders to a Designated Agent relating to the common shares to be sold through such Designated Agent, which orders may specify any price, time or size limitations relating to any particular sale. Subject to the terms and conditions of the applicable distribution agency agreement, a Designated Agent will use its commercially reasonable efforts to execute any such order. We may instruct the Designated Agent not to sell our common shares if the sales cannot be effected at or above a price designated by us in any such instruction. We or the Designated Agent may suspend the offering of our common shares by notifying the other.
The common shares to which this prospectus supplement relates will be offered and sold through one or more Designated Agents, as our agents, over a period of time and from time to time by means of ordinary brokers' transactions on the NYSE, the principal trading market for our common shares, or otherwise agreed by the parties in other methods of sale.
We will pay each sales agent a commission which will not exceed, but may be lower than, 1.5% of the gross proceeds of the shares sold through it pursuant hereto. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds from the sale of the shares. We have agreed to pay reasonable legal expenses of counsel to the sales agents relating to work through the date of the distribution agency agreements in connection with the transactions contemplated by the distribution agency agreements, in an amount not to exceed $100,000 in the aggregate. If shares having an aggregate offering price of at least $100,000,000 have not been offered or sold under the distribution agency agreements by May 15, 2019 (or such earlier date on which we terminate all distribution agency agreements), we have agreed to reimburse the sales agents for their reasonable out of pocket expenses, including reasonable legal expenses relating to work after the date of the distribution agency agreements, in connection with the transactions contemplated by the distribution agency agreements, in an amount not to exceed $50,000 in the aggregate.
Under the terms of the distribution agency agreements, if we and a sales agent so agree in writing, we also may sell shares by other methods, including privately negotiated transactions. We may also sell some or all of the common shares to a sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell common shares to a sales agent as principal, we will enter into a separate terms agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
Pursuant to the distribution agency agreements, we have agreed to provide indemnification and contribution to the sales agents against certain civil liabilities relating to the selling of our common shares, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
In connection with the sale of our common shares hereunder, the sales agents may each be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts.
Settlement for sales of common shares generally is anticipated to occur on the third business day following the date on which any sales were made in return for payment of the proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
We will report at least quarterly the number of common shares sold through the sales agents under the distribution agency agreements and the net proceeds to us.

If we or a sales agent have reason to believe the common shares are no longer an "actively-traded security" as defined under Rule 101(c)(1) of Regulation M under the Exchange Act, that party will promptly so notify the others, and sales of our common shares under the distribution agency agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of us and the sales agents.
We estimate the total expenses of the offering payable by us, excluding commissions payable to the sales agents and expense reimbursement obligations under the distribution agency agreements (other than relating to work through the date of the distribution agency agreements in connection with the transactions contemplated by the distribution agency agreements), will be approximately $250,000.
The offering of common shares pursuant to each distribution agency agreement will terminate upon the earlier of (i) the sale of our common shares having an aggregate offering price of $315,300,000 under the distribution agency agreements or (ii) with respect to a particular distribution agency agreement, the termination of that distribution agency agreement by us or the applicable sales agent.
We may enter into other distribution agency or similar agreements with respect to our common shares, other than the common shares offered under the distribution agency agreements described in this prospectus supplement, concurrently with such distribution agency agreements or otherwise.
Certain of the sales agents and their affiliates have engaged in, and may in the future engage in, financial advisory and investment banking services, lending and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, the sales agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the sales agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.
As described in "Use of Proceeds," certain of the proceeds of this offering may be used to repay borrowings under our $600 million unsecured line of credit or other indebtedness or for the redemption or other repurchase of outstanding debt or equity securities. Affiliates of Jefferies LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are lenders under our line of credit, and any of the sales agents or their affiliates may, at any time, be holders of our other indebtedness or debt or equity securities. Such sales agent or its affiliate will therefore receive its proportionate share of any proceeds of this offering used to repay indebtedness under the line of credit or other indebtedness, to the extent it is a lender thereunder, or redeem or repurchase outstanding debt or equity securities, to the extent it is a holder thereof.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Dentons US LLP, Dallas, Texas, as our securities and tax counsel. Sidley Austin LLP, New York, New York, will act as counsel to the sales agents. Sidley Austin LLP may rely on the opinion of Dentons US LLP as to matters of Texas law.
EXPERTS
The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from Camden Property Trust's Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Camden Property Trust's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated in this prospectus supplement by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
Camden Property Trust
Common Shares, Preferred Shares, Debt Securities and Warrants
We may offer and sell from time to time common shares, preferred shares, debt securities and warrants. The preferred shares or warrants may be convertible into or exercisable or exchangeable for common or preferred shares or other of our securities. Our common shares are listed on the New York Stock Exchange and trade under the symbol "CPT."
We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement.
This prospectus describes some of the general terms which may apply to the securities we may offer and sell from time to time. Prospectus supplements will be filed and other offering material may be provided at later dates which will contain specific terms of each issuance of securities.

None of the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus and applicable prospectus supplement may be used either in the initial sale of the securities or in resales by selling securityholders

The date of this prospectus is May 15, 2017.

WHERE YOU CAN FIND MORE INFORMATION
We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov and on our website at www.camdenliving.com. The information on our website is not a part of this prospectus.
This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act of 1933 and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.
The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 1-12110) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

•	Current Report on Form 8-K dated January 13, 2017; and

•	the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on June 21, 1993.
You may request a copy of these filings at no cost by writing or telephoning Investor Relations at the following address and telephone number:
Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, Texas 77046
(713) 354-2500

You should rely only on the information incorporated by reference or provided in this prospectus or in the supplement. We have not authorized anyone else to provide you with different information. You should not assume the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY
Camden Property Trust is a real estate investment trust ("REIT") primarily engaged in the ownership, management, development, redevelopment, acquisition and construction of multifamily apartment communities. As of March 31, 2017, we owned interests in, operated, or were developing 159 multifamily properties comprised of 55,366 apartment homes across the United States. Of the 159 properties, six properties were under construction as of March 31, 2017, and when completed will consist of a total of 2,250 apartment homes. We also own land holdings we may develop into multifamily apartment communities in the future.
Our executive offices are located at 11 Greenway Plaza, Suite 2400, Houston, Texas 77046, and our telephone number is (713) 354-2500.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
We have made statements in this prospectus and any supplement which are "forward-looking" in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this prospectus.
Reliance should not be placed on these forward-looking statements because they are subject to known and unknown risks, uncertainties and other factors which may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text.
Factors which may cause our actual results or performance to differ materially from those contemplated by forward-looking statements include, but are not limited to, the following:

•
volatility in capital and credit markets, or other unfavorable changes in economic conditions, either nationally or regionally in one or more of the markets in which we operate, could adversely impact us;

•	short-term leases expose us to the effects of declining market rents;

•	competition could limit our ability to lease apartments or increase or maintain rental income;

•	we face risks associated with land holdings and related activities;

•	potential reforms to Fannie Mae and Freddie Mac could adversely affect us;

•	development, redevelopment and construction risks could impact our profitability;

•	investments through joint ventures and discretionary funds involve risks not present in investments in which we are the sole investor;

•	competition could adversely affect our ability to acquire properties;

•	our acquisition strategy may not produce the cash flows expected;

•	failure to qualify as a REIT could have adverse consequences;

•	tax laws and related interpretations may change at any time, and any such legislative or other actions could have a negative effect on us;

•	litigation risks could affect our business;

•	damage from catastrophic weather and other natural events could result in losses;

•	a cybersecurity incident and other technology disruptions could negatively impact our business;

•	we have significant debt, which could have adverse consequences;

•	insufficient cash flows could limit our ability to make required payments for debt obligations or pay distributions to shareholders;

•	issuances of additional debt may adversely impact our financial condition;

•	we may be unable to renew, repay, or refinance our outstanding debt;

•
rising interest rates could both increase our borrowing costs, thereby adversely affecting our cash flows and the amounts available for distribution to our shareholders, and decrease our share price, if investors seek higher yields through other investments;

•	failure to maintain our current credit ratings could adversely affect our cost of funds, related margins, liquidity, and access to capital markets;

•	share ownership limits and our ability to issue additional equity securities may prevent takeovers beneficial to shareholders;

•	our share price will fluctuate; and

•	the form, timing and amount of dividend distributions in future periods may vary and be impacted by economic and other considerations.
These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities for general corporate purposes. Those purposes include the repayment or refinancing of debt, property acquisitions and development in the ordinary course of business, working capital, investment in financing transactions and capital expenditures.
We will describe in the supplement any proposed use of proceeds other than for general corporate purposes.

DESCRIPTION OF CAPITAL SHARES
Our declaration of trust provides we may issue up to 185,000,000 shares of beneficial interest, consisting of 175,000,000 common shares and 10,000,000 preferred shares. On May 12, 2017, 87,641,203 common shares were outstanding, net of treasury shares and shares held in our deferred compensation arrangements, and no preferred shares were outstanding.
Common Shares
Holders of common shares are entitled to one vote per share. There is no cumulative voting in the election of trust managers. The board may declare dividends on common shares in its discretion if funds are legally available for those purposes. On liquidation, common shareholders are entitled to receive pro rata any of our remaining assets, after we satisfy or provide for the satisfaction of all liabilities and obligations on our preferred shares, if any. Common shareholders do not have preemptive rights to subscribe for or purchase any of our capital shares or any other of our securities, except as may be granted by the board.
Preferred Shares
Under our declaration of trust, the board is authorized, without shareholder approval, to issue preferred shares in one or more series, with the designations, powers, preferences, rights, qualifications, limitations and restrictions as the board determines. Thus, the board, without shareholder approval, could authorize the issuance of preferred shares with voting, conversion and other rights which could adversely affect the voting power and other rights of common shareholders or could make it more difficult for another company to enter into a business combination with us.
Restrictions on Ownership
In order for us to qualify as a REIT, under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year. In addition, our capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.
Because our board believes it is essential for us to continue to qualify as a REIT, our declaration of trust provides, in general, no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our total outstanding capital shares. Any transfer of shares will not be valid if it would:

•	create a direct or indirect ownership of shares in excess of 9.8% of our total outstanding capital shares;

•	result in shares being owned by fewer than 100 persons;

•	result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code; or

•	result in our disqualification as a REIT.
If any person owns or is deemed to own more than 9.8% of our total outstanding capital shares, the shares exceeding this ownership limit will automatically be deemed to be transferred to us. We will act as trustee of a trust for the exclusive benefit of the transferees to whom these shares may ultimately be transferred without violating the 9.8% ownership limit. While in trust, these shares will not be entitled to participate in dividends or other distributions and, except as required by law, will not be entitled to vote. We will have the right, for a period of 90 days during the time any securities are held by us in trust, to purchase all or any portion of these securities from the original shareholder at the lesser of the price paid for the shares and the market price of the shares on the date we exercise our option to purchase. All certificates representing capital shares will bear a legend referring to the restrictions described above.
These restrictions on ownership may have the effect of precluding acquisition of control unless the board and shareholders determine that maintenance of REIT status is no longer in our best interests.
Shareholder Liability
Our declaration of trust provides that no shareholder will be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board. A shareholder will be under no obligation to us or to our creditors with respect to such shares, other than the obligation to pay to us the full amount of the consideration for which such shares were issued or to be issued. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas Business Organizations Code .
Transfer Agent and Registrar
American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for our common shares.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of debt securities, preferred shares or common shares. We may issue warrants independently or together with debt securities, preferred shares or common shares or attached to or separate from the offered securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders.
This summary of some of the provisions of the warrants is not complete. You should refer to the provisions of the warrant agreement which will be filed with the SEC as part of the offering of any warrants. To obtain a copy of this document, see "Where You Can Find More Information" on page 1.
DESCRIPTION OF DEBT SECURITIES
The debt securities will be issued under an indenture between us and U.S. Bank Corporate Trust Services, as successor to SunTrust Bank, as trustee, as amended or supplemented from time to time.
The following summary of some of the provisions of the indenture is not complete. You should look at the indenture, as amended or supplemented from time to time, which is filed as an exhibit to the registration statement of which this prospectus is a part. To obtain a copy of the indenture or other documents we file with the SEC, see "Where You Can Find More Information" on page 1.
General
The debt securities will be direct, unsecured and unsubordinated obligations and will rank equally with all other of our unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities we can offer under it.
We may issue additional debt securities without your consent. We may issue debt securities in one or more series. We are not required to issue all debt securities of one series at the same time. Also, unless otherwise provided, we may open a series without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.
The supplement will address the following terms of the debt securities:

•	their title;

•	any limits on the principal amounts to be issued;

•	the dates on which the principal is payable;

•	the rates, which may be fixed or variable, at which they will bear interest, or the method for determining rates;

•	the dates from which the interest will accrue and be payable, or the method of determining those dates, and any record dates for the payments due;

•	any provisions for redemption, conversion or exchange, at our option or otherwise, including the periods, prices and terms of redemption or conversion;

•	any sinking fund or similar provisions, whether mandatory or at the holder's option, along with the periods, prices and terms of redemption, purchase or repayment;

•	the amount or percentage payable if we accelerate their maturity, if other than the principal amount;

•	any changes to the events of default or covenants set forth in the indenture;

•	the terms of subordination, if any;

•	whether the series may be reopened; and

•	any other terms consistent with the indenture.
We may authorize and determine the terms of a series of debt securities by resolution of our board of trust managers or one of its committees or through a supplemental indenture.
Form of Debt Securities
Unless the supplement otherwise provides, the debt securities will be issued in registered form. We will issue debt securities only in denominations of $2,000 and integral multiples of $1,000.
Unless the supplement otherwise provides, we will issue debt securities as one or more global securities. This means we will not issue certificates to each holder. We generally will issue global securities in the total principal amount of the debt securities in a series. Debt securities in global form will be deposited with or on behalf of a depositary. Debt securities in global form may not be transferred except as a whole among the depositary, a nominee of or a successor to the depositary and any nominee of such successor. Unless otherwise identified in the supplement, the depositary will be The Depository Trust Company ("DTC"), and registered in the name of DTC's partnership nominee, Cede & Co.
We may determine not to use global securities for any series. In such event, we will issue debt securities in certificated form.
The laws of some jurisdictions require some purchasers of securities take physical delivery of securities in certificated form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.

Ownership of Global Securities
So long as the depositary or its nominee is the registered owner of a global security, this entity will be the sole holder of the debt securities represented by such instrument. Both we and the trustee are only required to treat the depositary or its nominee as the legal owner of those securities for all purposes under the indenture.
Unless otherwise specified in this prospectus or the supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indenture. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the supplement. As a result, each actual purchaser must rely on the procedures of the depositary to exercise any rights of a holder under the indenture. Also, if an actual purchaser is not a participant in the depositary, the actual purchaser must rely on the procedures of the participant through which it owns its interest in the global security.
Transfer or Exchange of Debt Securities
You may transfer or exchange debt securities other than global securities without service charge at the corporate trust office of the trustee. You may also surrender debt securities other than global securities for conversion or registration of transfer without service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from this action.
Transfer Agent
If we designate a transfer agent in addition to the trustee in a supplement, we may at any time rescind this designation or approve a change in the location through which the transfer agent acts. We will, however, be required to maintain a transfer agent in each place of payment for a series of debt securities. We may at any time designate additional transfer agents for a series of debt securities.
Limitations on Incurrence of Indebtedness
Under the indenture, we may not, and may not permit any of our Subsidiaries (as defined below) to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries' outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication):
1.    our and our Subsidiaries' Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and
2.    the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any of our Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
In addition, we may not, and may not permit any of our Subsidiaries to, incur any Debt secured by any Encumbrance (as defined below) upon any of our or our Subsidiaries' property if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries' outstanding Debt on a consolidated basis which is secured by any Encumbrance on our or any of our Subsidiaries' property is greater than 40% of the sum of (without duplication):
1.    our and our Subsidiaries' Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and
2.    the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any of our Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
Also, neither we nor our Subsidiaries may at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) on a consolidated basis.
Furthermore, we may not, and may not permit any of our Subsidiaries to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred will have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the following assumptions:
1.    such Debt and any other Debt we or any of our Subsidiaries incur since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had been incurred at the beginning of such period;
2.    the repayment or retirement of any other of our and our Subsidiaries' Debt since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except, in making such computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of such Debt during such period);
3.    in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and
4.    if we or any of our Subsidiaries acquire or dispose of any asset or group of assets since the first day of such four-quarter period, whether by merger, share purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
"Acquired Debt" means Debt of a person:
1.    existing at the time such person becomes a Subsidiary; or
2.    assumed in connection with the acquisition of assets from such person or entity, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming a Subsidiary or such acquisition. Acquired Debt will be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.
"Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, our and our Subsidiaries' Debt and the amount of dividends which are payable in respect of any Disqualified Shares (as defined below).
"Consolidated Income Available for Debt Service" for any period means our and our Subsidiaries' Earnings from Operations (as defined below) plus amounts deducted, and minus amounts added, for the following (without duplication):

1.    our and our Subsidiaries' interest on Debt;
2.    our and our Subsidiaries' provision for taxes based on income;
3.    amortization of debt discount and deferred financing costs;
4.    provisions for gains and losses on properties and property depreciation and amortization;
5.    the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period; and
6.    amortization of deferred charges.
"Debt" means, without duplication, any of our and our Subsidiaries' indebtedness, whether or not contingent, in respect of:
1.    borrowed money or evidenced by bonds, notes, debentures or similar instruments;
2.    indebtedness for borrowed money secured by any Encumbrance existing on our or any of our Subsidiaries' property;
3.    the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other of our or any of our Subsidiaries' indebtedness otherwise reflected as Debt under this definition) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance constituting an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;
4.    the principal amount of all of our and our Subsidiaries' obligations with respect to redemption, repayment or other repurchase of any Disqualified Shares; or
5.    any lease of property in which we or any of our Subsidiaries is a lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (1) through (3) above, any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any of our or our Subsidiaries' obligations to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of a person other than us or any of our Subsidiaries (it being understood we will be deemed to incur Debt whenever we or any of our Subsidiaries creates, assumes, guarantees or otherwise becomes liable in respect thereof).
"Disqualified Shares" means, with respect to any person, any capital shares of such person which by the terms of such capital shares (or by the terms of any security into which they are convertible or for which they are exchangeable or exercisable), upon the happening of any event or otherwise:
1.    mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than capital shares which are redeemable solely in exchange for common shares);
2.    are convertible into or exchangeable or exercisable for Debt or Disqualified Shares; or
3.    are redeemable at the option of the holder thereof, in whole or in part (other than capital shares which are redeemable solely in exchange for common shares),

in each case on or prior to the stated maturity of the debt securities.
"Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, as reflected in our consolidated financial statements for such period determined on a consolidated basis in accordance with generally accepted accounting principles.
"Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.
"Subsidiary" means any corporation or other entity of which we directly, or indirectly through one or more of our Subsidiaries, own a majority of the voting power of the voting equity securities or the outstanding equity interests. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.
"Total Assets" as of any date means the sum of:
1.     the Undepreciated Real Estate Assets; and
2.    all of our and our Subsidiaries' other assets determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).
"Total Unencumbered Assets" means the sum of
1.    those Undepreciated Real Estate Assets not subject to an Encumbrance; and
2.    all of our and our Subsidiaries' other assets not subject to an Encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles);
provided, however, that all investments by us and our Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.
"Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of our and our Subsidiaries' real estate assets on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.
"Unsecured Debt" means Debt not secured by any Encumbrance upon any of our or our Subsidiaries' properties.
See "─Covenants" for a description of additional covenants applicable to us.
Covenants
The following is a summary of some of the covenants we have made in the indenture.
Existence. Except in connection with permitted mergers, consolidations or sales of assets, we agreed to do or cause to be done all things necessary to preserve and keep our corporate existence, rights and franchises in full force and effect. We are not, however, required to preserve any right or franchise if we determine its preservation is no longer desirable in the conduct of our business and the loss is not disadvantageous in any material respect to the holders of debt securities.
Maintenance of Properties. We agreed to maintain and keep in good condition all of our material properties used or useful in the conduct of our business. This does not, however, preclude us from disposing of our properties in the ordinary course of business.

Insurance. We agreed to maintain with insurers of recognized responsibility insurance concerning our properties against such casualties and contingencies and of such types and in such amounts as is customary for the same or similar businesses.
Payment of Taxes and Other Claims. We agreed to pay or discharge before they become delinquent all taxes and other governmental charges levied or imposed on us and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property. We are not, however, required to pay or discharge any such charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
Provision of Financial Information. We agreed, whether or not we are subject to Section 13 or 15(d) of the Exchange Act, to prepare the annual reports, quarterly reports and other documents we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days of each of the respective required filing dates and to:

•	transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, copies of such annual reports, quarterly reports and other documents;

•	file with the trustee copies of such annual reports, quarterly reports and other documents; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.
Merger, Consolidation and Sale
Under the indenture, we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided:

1.	either we are the continuing entity, or the successor entity expressly assumes the debt securities and all of our obligations relating to the debt securities;

2.
immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation as a result thereof as having been incurred by us at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, has occurred and is continuing; and

3.	an officers' certificate and legal opinion covering such conditions is delivered to the trustee.
Events of Default, Notice and Waiver
The indenture provides the following events are "Events of Default" with respect to any series of debt securities:

1.	default for 30 days in the payment of any installment of interest and other amounts payable (other than principal) on any debt securities of such series when due and payable;

2.	default in the payment of the principal or premium, if any, of any debt securities of such series when due and payable;

3.
default in the performance, or breach, of any of our covenants contained in the indenture, other than a covenant added to the indenture solely for the benefit of a series of debt securities other than such series, which continues for 60 days after written notice as provided in the indenture;

4.	default under any other bond, debenture, note, mortgage, indenture or instrument with an aggregate principal amount outstanding of at least $35,000,000, which default has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to us as provided in the indenture;

5.
the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; or

6.	certain events of bankruptcy, insolvency or reorganization or appointment of a receiver, liquidator or trustee.
If an event of default occurs and continues, the trustee and the holders of not less than 25% in principal amount of the series may declare the principal amount of all of the debt securities of such series to be immediately due and payable.
The rights of holders of a series to commence an action for any remedy is subject to a number of conditions, including requiring the holders of 25% in principal amount of such series request the trustee take action and offer a reasonable indemnity to the trustee against its liabilities incurred in doing so. This provision will not, however, prevent any holder from instituting suit for the enforcement of payment.
Subject to provisions in the indenture relating to the trustee's duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder unless the holder has offered to the trustee reasonable security or indemnity. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, may involve the trustee in personal liability or may be unduly prejudicial to holders.
Modification of the Indenture
We must obtain the consent of holders of at least a majority in principal amount of all outstanding debt securities affected by a change to the indenture. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with some of the covenants in the indenture. We must obtain the consent of each holder affected by a change to extend the maturity; reduce the principal, redemption premium or interest rate; change the place of payment, or the coin or currency, for payment; limit the right to sue for payment; reduce the level of consents needed to approve a change to the indenture; or modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or covenants, except to increase the required level of consents needed to approve a change to the indenture.
Defeasance
We may defease the debt securities of a series, which means we would satisfy our duties under such series before maturity. We may do so by depositing with the trustee, in trust for the benefit of the holders, sufficient funds to pay the entire indebtedness on that series, including principal, premium, if any, and interest. Some other conditions must be met before we may do so. We must also deliver an opinion of counsel to the effect that the holders of such series will have no federal income tax consequences as a result of such deposit.
Conversion
Debt securities may be convertible into or exchangeable for common shares, preferred shares or debt securities of another series. The supplement will describe the terms of any conversion rights. To protect our status as a REIT, debt securities are not convertible if, as a result of a conversion, any person would then be deemed to own, directly or indirectly, more than 9.8% of our capital shares.

Subordination
The terms and conditions of any subordination of subordinated debt securities to other of our indebtedness will be described in the supplement. The terms will include a description of the indebtedness ranking senior to the subordinated debt securities, the restrictions on payments to the holders of subordinated debt securities while a default exists with respect to senior indebtedness, any restrictions on payments to the holders of the subordinated debt securities following an event of default and provisions requiring holders of the subordinated debt securities to remit payments to holders of senior indebtedness.
Because of the subordination, if we become insolvent, holders of subordinated debt securities may recover less, ratably, than other of our creditors, including holders of senior indebtedness.
PLAN OF DISTRIBUTION
We may offer securities directly or through underwriters, dealers or agents. The supplement will identify those underwriters, dealers or agents and will describe the plan of distribution, including commissions to be paid. If we do not name a firm in the supplement, the firm may not directly or indirectly participate in any underwriting of those securities, although it may participate in the distribution of securities under circumstances entitling it to a dealer's allowance or agent's commission.
An underwriting agreement will entitle the underwriters to indemnification against specified civil liabilities under the federal securities laws and other laws. The underwriters' obligations to purchase securities will be subject to specified conditions and generally will require them to purchase all of the securities if any are purchased.
Unless otherwise noted in the supplement, the securities will be offered by the underwriters, if any, when, as and if issued by us, delivered to and accepted by the underwriters and subject to their right to reject orders in whole or in part.
We may sell securities to dealers, as principals. Those dealers then may resell the securities to the public at varying prices set by those dealers from time to time.
We may also offer securities through agents. Agents generally act on a "best efforts" basis during their appointment, meaning they are not obligated to purchase securities.
Dealers and agents may be entitled to indemnification as underwriters by us against some liabilities under the federal securities laws and other laws.
We or the underwriters or the agent may solicit offers by institutions approved by us to purchase securities under contracts providing for further payment. Permitted institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. Certain conditions apply to those purchases.
An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in any activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue those activities at any time.

The supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at such time.
Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.
RATIO OF EARNINGS TO FIXED CHARGES
The ratio of earnings to fixed charges for each of our last five fiscal years and the three months ended March 31, 2017 are presented below. We computed our ratios of earnings to fixed charges by dividing earnings by fixed charges. For these purposes, earnings have been calculated by adding fixed charges to income from continuing operations before income taxes. Fixed charges consist of interest costs, the interest portion of rental expense, other than on capital leases, estimated to represent the interest factor in this rental expense and the amortization of debt discounts and issue costs.

(in thousands, except for ratio amounts)
	Three months ended March 31, 2017 (1)	Year ended December 31,
		2016 (2)	2015 (3)	2014 (4)	2013 (5)	2012 (6)
Ratio of earnings to fixed charges	2.15	4.90	2.88	3.22	1.93	2.01
______________

(1)	Earnings include a $323 impact related to a loss on early retirement of debt. Excluding this impact, the ratio would be 2.16.

(2)	Earnings include a $295,397 impact related to a gain on sale of operating properties, including land. Excluding this impact, the ratio would be 2.27.

(3)	Earnings include a $104,288 impact related to a gain on sale of operating properties, including land. Excluding this impact, the ratio would be 1.99.

(4)
Earnings include a $159,289 impact related to a gain on sale of operating properties, including land, a $10,000 impact related to incentive compensation expense as a result of joint venture restructuring, and a $1,152 impact related to an impairment charge associated with land holdings. Excluding these impacts, the ratio would be 1.97.

(5)	Earnings include a $1,000 impact related to non-recurring fee income and a $698 impact related to gain on sale of land. Excluding these impacts, the ratio would be 1.92.

(6)	Earnings include a $57,418 impact related to a gain on acquisition of controlling interest in joint ventures. Excluding this impact, the ratio would be 1.53.

FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT
The following is a general summary of the material federal income tax considerations associated with an investment in the securities. The summary is based on current law. It is not tax advice and presents general information only. The summary does not deal with particular types of securityholders subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. In addition, the summary is not exhaustive of all possible tax considerations. Your actual tax consequences as a taxpayer can be complicated and will depend on your specific situation, including variables you cannot control. You should consult your own tax advisor for a full understanding of the tax consequences of the purchase, holding and sale of the securities. You should also consult your tax advisor to determine the effect of any potential changes in applicable tax laws. The Internal Revenue Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and the summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based upon current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.
We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our securities.
We have elected to be taxed as a REIT under the Internal Revenue Code since our taxable year ended December 31, 1993. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot, however, assure you that these requirements will be met in the future.
We have not requested a ruling from the Internal Revenue Service regarding our REIT status. However, we have received an opinion from the law firm of Dentons US LLP to the effect that:

•	we have met the requirements for qualification and taxation as a REIT for each taxable year commencing with the taxable year ended December 31, 1993;

•	our diversity of equity ownership, operations through the date of the opinion and proposed method of operation should allow us to qualify as a REIT for the taxable year ending December 31, 2017; and

•
the discussion regarding "Federal Income Tax Considerations and Consequences of Your Investment" set forth in this section, to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

The opinion is expressed as of its date and Dentons US LLP has no obligation to advise us of any change in applicable law or of any matters stated, represented or assumed, after the date of the opinion.
You should be aware that opinions of counsel are not binding upon the Internal Revenue Service or any court. Our opinion of counsel is based upon factual representations and covenants made by us regarding the past, present and future conduct of our business operations. Furthermore, our opinion of counsel regarding our continued qualification as a REIT is conditioned upon, and our continued qualification as a REIT will depend on, our ability to meet, through actual annual operating results, the various REIT qualification tests under the Internal Revenue Code.
In addition, we cannot assure you that new legislation, regulations or administrative interpretations will not change the tax laws with respect to our qualification as a REIT or any other matter discussed herein.

Federal Income Taxation of the Company
As long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Internal Revenue Code generally allow us to deduct dividends paid to our shareholders. The deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" of earnings generally applicable to corporations. When we use the term "double taxation," we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the shareholder level when the shareholder pays taxes on the distributions it receives from the corporation's income in the way of dividends. Additionally, a REIT may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the shareholders of the REIT will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the REIT.
Even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gain.

•	Under some circumstances, we may be subject to the "alternative minimum tax" as a consequence of our items of tax preference.

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We will be taxed at the highest corporate rate on our net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business and other non-qualifying income from foreclosure property. Foreclosure property is, in general, any real property and any personal property incident to real property acquired through foreclosure or deed in lieu of foreclosure.

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We will be subject to a 100% tax on any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

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If we fail to satisfy the 75% or 95% gross income test under the REIT provisions of the Internal Revenue Code, but have maintained our qualification as a REIT, we will be subject to a tax equal to the greater of the excess of 95% of our gross income over the amount of our gross income that is qualifying income for purposes of the 95% test or the excess of 75% of our gross income over the amount of our gross income that is qualifying income for purposes of the 75% test, multiplied by a fraction intended to reflect our profitability.

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If we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests under the REIT provisions of the Internal Revenue Code for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test.

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If we fail to satisfy one or more of the requirements for REIT qualification under the REIT provisions of the Internal Revenue Code (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.

•	If we fail to distribute during each year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

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We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

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If (a) we acquire any asset from a C corporation, which is a corporation subject to full corporate level tax, in a carryover-basis transaction, and (b) we subsequently recognize gain on the disposition of this asset during the five-year period beginning on the date on which we acquire the asset, then the excess of the fair market value of the asset as of the beginning of the five-year period over our adjusted basis in the asset at that time will be subject to tax at the highest regular corporate rate, under guidelines issued by the Internal Revenue Service.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would: (a) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income; (b) be deemed to have paid its proportionate share of the tax we paid on such gain; and (c) be allowed a credit for its proportionate share of the tax deemed to have been paid, with an adjustment made to increase the shareholders' basis in our shares.

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We may have subsidiaries or own interests in other lower-tier entities which are C corporations which will elect, jointly with us, to be treated as our taxable REIT subsidiaries, the earnings of which would be subject to U.S. federal corporate income tax.

REIT Qualification
Organizational Requirements. The Internal Revenue Code defines a REIT as a corporation, trust or association that meets the following conditions:

1.	it is managed by one or more trustees or directors;

2.	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	it would be taxable as a domestic corporation but for the REIT requirements;

4.	it is neither a financial institution nor an insurance company;

5.	its beneficial ownership is held by 100 or more persons; and

6.
during the last half of each taxable year, five or fewer individuals do not own, directly or indirectly, more than 50% in value of its outstanding stock, taking into account applicable attribution rules.

In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants of the fund or beneficial owners of the entity in determining the number of owners of the outstanding stock.

Our declaration of trust currently includes restrictions regarding transfers of capital shares, which restrictions are intended, among other things, to assist us in continuing to satisfy conditions (5) and (6). In rendering its opinion that we have met the requirements for qualification and taxation as a REIT, Dentons US LLP is relying on our representations that the ownership of our capital shares will satisfy conditions (5) and (6). There can be no assurance, however, that the restrictions in our declaration of trust will, as a matter of law, preclude us from failing to satisfy those conditions or that a transfer in violation of those restrictions would not cause us to fail these conditions.
If a REIT owns a qualified REIT subsidiary, the Internal Revenue Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes. Thus, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and these items of the REIT itself. When we use the term "qualified REIT subsidiary," we mean a corporation, other than a taxable REIT subsidiary, all of the shares of which are held by the REIT. We own, directly or indirectly, 100% of the shares of several corporations which constitute qualified REIT subsidiaries. Thus, all of the assets, liabilities and items of income, deduction and credit of these qualified REIT subsidiaries will be treated as our assets and liabilities and our items of income, deduction and credit. Unless the context requires otherwise, all references to "we," "us" and "our company" in this "Federal Income Tax Considerations and Consequences of Your Investment" section, refer to Camden Property Trust and its qualified REIT subsidiaries.
In the case of a REIT that is a partner in a partnership, Treasury Regulations issued by the United States Treasury Department provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to this share. A REIT's proportionate share of the assets of the partnership will be determined based on the REIT's capital interest in the partnership. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of Camden Operating, L.P. and Camden Summit Partnership, L.P. (collectively, the "Operating Partnerships") and any other entity taxable as a partnership for federal income tax purposes in which we hold an interest will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described in this section. The assets, liabilities and items of income of the Operating Partnerships and any other entity taxable as a partnership for federal income tax purposes in which we hold an interest include the Operating Partnerships' and each such entity's share of the assets and liabilities and items of income with respect to any entity taxable as a partnership in which they hold an interest.
In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and intend to continue to have a calendar taxable year.
Income Tests. In general, in order to qualify as a REIT, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. We must also derive at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property including rents from real property, interest on obligations secured by mortgages on real property and, in particular circumstances, interest from particular types of temporary investments.
Rent derived from leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. First, a lease may not have the effect of giving us a share of the income or profits of the lessee. Second, the rent attributable to personal property that is leased in connection with a lease of real property must not exceed 15% of the total rent received under the lease. If so, the portion of rent attributable to the personal property will not qualify as rents from real property. The test to determine the rent attributable to personal property that is leased in connection with a lease of real property is based on relative fair market values. Third, in general, rents received from a related party tenant will not qualify as rents from real property. For these purposes, a tenant will be a related party tenant if the REIT, directly or indirectly, actually or constructively, owns 10% or more of the tenant. However, we may lease property to a taxable REIT subsidiary and, provided an exception to the related party rent rules is applicable, the rents received from that subsidiary will not be disqualified from being rents from real property by reason of our ownership interest in the subsidiary. We can avail ourselves of this exception to the related party rent rules so long as at least 90% of the leased space of the property is rented to persons who are not related parties or taxable REIT subsidiaries and the taxable REIT subsidiary pays commercially reasonable rent which is substantially comparable to the rent paid by third parties. A taxable REIT subsidiary includes a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary will be subject to federal income tax at regular corporate rates. Fourth, the REIT generally must not operate or manage its property or furnish or render services to tenants. However, the REIT may provide customary services or provide non-customary services through an independent contractor who is adequately compensated and from whom the REIT derives no income or a taxable REIT subsidiary. Also, the REIT may provide non-customary services with respect to its properties as long as the income from the provision of these services with regard to each property does not exceed 1% of all amounts received by the REIT from each property. The REIT may provide or furnish non-customary services through a taxable REIT subsidiary. Finally, all leases must also qualify as "true" leases for federal income tax purposes, and not as service contracts, joint ventures or other types of arrangements.
We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.
We have provided and will provide services with respect to our multifamily apartment communities. We believe the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants; and income from the provision of other kinds of services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe services with respect to our communities that we believe may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors, or taxable REIT subsidiaries.
The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan.
Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. If a loan is secured by real property and other property and the highest principal amount of such loan outstanding during a taxable year exceeds the fair market value of the real property securing such loan as of the date that our commitment to make such loan becomes binding, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. However, for taxable years beginning after December 31, 2015, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing such loan, then the personal property securing such loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test. If apportionment is required, the portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will bear the same relationship to the total interest income as the principal amount of the loan that is not secured by real property bears to the total amount of the loan.
Some of our mezzanine loans may not be secured by real property. Our interest income from those loans is and will be qualifying income for purposes of the 95% gross income test, but may not be qualifying income for purposes of the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower's profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests.
We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income, or, with respect to taxable years beginning after December 31, 2015, a taxable REIT subsidiary.

We do not anticipate that we will receive any income from property acquired through foreclosure that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we will make an election to treat the related property as foreclosure property. In addition, we anticipate that any income we receive with respect to a property that is not eligible for a foreclosure property election will be qualifying income for purposes of both gross income tests.

We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Internal Revenue Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	we file a description of each item in our gross income in accordance with the regulations prescribed by Treasury.
It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to the excess net income.
Asset Tests. On the last day of each calendar quarter, we must meet five tests concerning the nature of our assets. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items and government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds. For taxable years beginning after December 31, 2015, the term "real estate assets" also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease. Second, no more than 25% of our total assets may be represented by securities, other than securities in the 75% asset class. Third, with regard to these securities, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, unless the issuer is a taxable REIT subsidiary, and we may not own more than 10% of the voting power or value of any one issuer's outstanding securities, unless the issuer is a taxable REIT subsidiary or, in the case of the 10% value test, we can avail ourselves of a safe harbor for "straight debt." Fourth, no more than 25% (20% for taxable years beginning after December 31, 2017) of our total assets may be represented by securities of one or more taxable REIT subsidiaries. Fifth, for taxable years beginning after December 31, 2015, no more than 25% of our total assets may consist of debt instruments issued by publicly offered REITs that qualify as "real estate assets" only because of the express inclusion of "debt instruments issued by publicly offered REITs" in the definition. We must satisfy the asset tests at the close of each quarter. If we fail an asset test as of the close of the quarter due to the acquisition of securities or other property during the quarter, we may satisfy this test by disposing of the securities or other non-qualifying property within the 30-day period following the close of that quarter. We cannot assure you that the Internal Revenue Service will not challenge our compliance with these tests. If we hold assets in violation of the applicable asset tests, and certain relief provisions do not apply, we would be disqualified as a REIT.
We currently own more than 10% of the total value of the outstanding securities of several subsidiaries that have each elected to be a taxable REIT subsidiary. It should be noted that the Internal Revenue Code contains two provisions that ensure that taxable REIT subsidiaries are subject to an appropriate level of federal income taxation. First, taxable REIT subsidiaries are limited in their ability to deduct interest payments made to an affiliated REIT. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

We believe our mortgage loans are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. Accordingly, our mezzanine loans will not be qualifying assets for purposes of the 75% asset test to the extent that they are not secured by mortgages on real property.
If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if (i) the failure is a failure with regard to the 5% asset test or the 10% asset tests and due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or (ii) the failure is due to ownership of assets not described in (i) above, the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.
Other Restrictions. The REIT requirements impose a number of other restrictions on our operations. For example, any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnerships, either directly or through their subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties and to cause the Operating Partnerships to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning properties and making occasional sales of the properties as are consistent with our investment objective. We do not intend, and do not intend to permit the Operating Partnerships or their subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the Internal Revenue Service may successfully contend that some or all of the sales made by us, the Operating Partnerships or their subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.
Any redetermined rents, redetermined deductions, excess interest or (for taxable years beginning after December 31, 2015) redetermined taxable REIT subsidiary service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations, and redetermined taxable REIT subsidiary service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.
Distributions. Due to minimum distribution requirements, we must generally distribute each year an amount at least equal to:

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the sum of (a) 90% of our REIT taxable income, as computed without regard to the dividends-paid deduction or our net capital gains, and (b) 90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property; minus

•	the sum of specific items of noncash income.

This distribution must be paid in the taxable year to which it relates, or in the following taxable year, if declared before we timely file our federal income tax return for that year and if paid on or before the first regular dividend payment after that declaration, provided such payment is made during the 12-month period following the close of such year. Capital gain dividends are not included in the calculation to determine whether we satisfy the above-described distribution requirement. In general, a capital gain dividend is a dividend attributable to net capital gain recognized by us and properly designated as such.
In order to be taken into account for purposes of our distribution requirement, unless (for distributions made in taxable years beginning after December 31, 2014) we qualify as a "publicly offered REIT," the amount distributed must not be preferential—i.e., every holder of the class of equity securities to which a distribution is made must be treated the same as every other holder of the same class, and no class of equity securities may be treated other than according to its dividend rights as a class. We believe that we are, and expect we will continue to be, a "publicly offered REIT."
Even if we satisfy the foregoing distribution requirement, to the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income as adjusted, we will be subject to tax on this gain or income at regular capital gains or ordinary corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	any undistributed taxable income from prior periods,
we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.
If we acquire an asset from a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation, then we may be subject to an entity-level tax upon a taxable disposition during a five-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate, to the lesser of (i) the excess, if any, of the asset's fair market value over our basis in the asset on the acquisition date or (ii) the gain recognized by us in the disposition. The amount described in clause (i) is referred to as "built-in gain." We do not believe we have acquired and do not currently expect to acquire assets the disposition of which would be subject to the built-in gains tax but are not foreclosed from doing so in the future.
Typically, our REIT taxable income is less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. However, from time to time, we may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute a greater amount as may be necessary to avoid income and excise taxation. This may occur because of:

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timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of this income and the deduction of these expenses in arriving at our taxable income, or

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as a result of nondeductible expenditures, such as principal amortization or capital expenditures, including any reinvestment of proceeds received from the sale of our properties, other than in a tax-free exchange, in excess of noncash deductions.

If these timing differences occur, or if our nondeductible expenditures exceed our noncash deductions, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to these dividends as "deficiency dividends." Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest and any applicable penalties based upon the amount of any deficiency.
For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our shareholders on December 31 of the year in which they are declared.
Certain Income From Mortgage Loans. We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.
Hedging Transactions and Foreign Currency Gains. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 75% and 95% gross income tests. The term "hedging transaction," as used above, generally means (i) any transaction we enter into in the normal course of our business primarily to manage risk of (a) interest rate changes or fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (b) currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property which generates such income or gain) and (ii) for taxable years beginning after December 31, 2015, new hedging transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transactions was extinguished or disposed of. To the extent we do not properly identify such transactions as hedges or we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.
Relief From Certain Failures of the REIT Qualification Provisions
If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.
Failure to Qualify as a REIT
If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, the following consequences will occur:

•	we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates;

•	we will be unable to deduct distributions to our shareholders;

•	we will not be required to make shareholder distributions;

•	to the extent that we make distributions from our current and accumulated earnings and profits, the distributions will be dividends, taxable to our shareholders as dividend income;

•	subject to the limitations of the Internal Revenue Code, our corporate shareholders may be eligible for the dividends-received deduction; and

•
unless we are entitled to relief under specific statutory provisions, we will be disqualified from qualification as a REIT for the four taxable years following the year during which qualification is lost.

It is not possible to state whether in all circumstances we would be entitled to statutory relief.
Taxation of Taxable U.S. Shareholders
As used below, the term "U.S. Shareholder" means a security holder who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation under U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•
any trust with respect to which (A) a United States court is able to exercise primary supervision over the administration of such trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to be continue to be treated as United States persons, shall be considered U.S. Shareholders.

If a partnership, including an entity that is treated as a partnership for United States federal income tax purposes, is a beneficial owner of our shares, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities.
Distributions Generally. As long as we qualify as a REIT, any distributions that we make to our shareholders out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. Individuals receiving "qualified dividends" from domestic and certain qualifying foreign subchapter C corporations may be entitled to lower rates on dividends provided certain holding period requirements are met. However, individuals receiving dividend distributions from us, a REIT, will generally not be eligible for the lower rate on dividends except with respect to the portion of any distribution which (a) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the lower rates on dividends if paid by the corporation to its individual stockholders), including dividends from a taxable REIT subsidiary, (b) is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from the disposition of properties acquired by us in certain non-recognition transactions, less any taxes paid by us on these items during our previous taxable year. The lower rates will apply only to the extent we designate a distribution as qualified dividend income in a written notice to you. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. For purposes of determining whether the distributions we make to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to common shares.
To the extent that we make a distribution, not designated as a capital gain dividend, to a U.S. Shareholder in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital with respect to the U.S. Shareholder's common shares or preferred shares. This will reduce the U.S. Shareholder's adjusted basis and, to the extent that the distribution exceeds the U.S. Shareholder's adjusted basis in its shares, the excess portion of the distribution will be taxable to the U.S. Shareholder as gain realized from the sale of the shares.
The Internal Revenue Service will deem us to have sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any deficiency dividend will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, shareholders may be required to treat particular distributions that would otherwise result in a tax-free return of capital as taxable dividends.
If we make distributions to a shareholder in excess of the U.S. Shareholder's adjusted basis in its common shares or preferred shares, and if the applicable shares have been held as a capital asset, the distributions will be taxable as capital gains. If held for more than one year, this gain will be taxable as long-term capital gain.
If (a) we declare dividends in October, November, or December of any year that are payable to shareholders of record on a specified date in any of these months, and (b) we actually pay the dividend on or before January 31 of the following calendar year, we will treat such dividends as both paid by us and received by the shareholders on December 31 of that year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.
Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Shareholders as long-term capital gains to the extent that they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. Shareholder has held its shares and, for taxable years beginning after December 31, 2015, may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.
Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our common shares or preferred shares will not be treated as passive activity income. As a result, U.S. Shareholders generally will not be able to apply any "passive losses" against this income or gain. Generally, our distributions that do not constitute a return of capital will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our common shares or preferred shares, however, will sometimes not be treated as investment income.
Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains received during the year. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we elect to retain net long-term capital gains, a U.S. Shareholder generally would:

•
subject to limitations, include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder's long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•
in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service.

We will classify portions of a designated capital gain dividend or undistributed capital gains as either (a) a 20% rate gain distribution, which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 20% or (b) an "unrecaptured Section 1250 gain" distribution which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 25%.
Depreciation Recapture. In general, individual U.S. Shareholders will be taxable on long-term capital gains at a maximum rate of 20%, except that the portion of such gain that is attributable to depreciation recapture will be taxable at the maximum rate of 25%. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from a distribution or deemed distribution of capital gains from us and a sale by you of our preferred shares or common shares, as applicable.
Sale of Securities
U.S. Shareholders who sell or exchange securities will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or exchange and the holder's adjusted basis in the securities for tax purposes. If the securities were held as a capital asset, then this gain or loss will be capital gain or loss. If the securities were held for more than one year, the capital gain or loss will be long-term capital gain or loss. However, any loss recognized by a holder on the sale of common shares or preferred shares held for not more than six months and with respect to which capital gains were required to be included in such holder's income will be treated as a long-term capital loss, to the extent the U.S. Shareholder received distributions from us that were treated as long-term capital gains.
Taxation of Debt Securities
Stated Interest and Market Discount. Holders of debt securities will be required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a holder of a debt security purchases it at a market discount and thereafter recognizes gain on a disposition of the debt security, including a gift or payment on maturity, the lesser of the gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt security was held by the holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt security's stated principal amount. The market discount rules also provide that a holder who acquires a debt security at a market discount and who does not elect to include the market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the debt security until the holder disposes of the debt security in a taxable transaction.
A holder of a debt security acquired at a market discount may elect to include the market discount in income as the discount on the debt security accrues, either on a straight line basis, or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.
Amortizable Bond Premium. Generally, if the tax basis of a debt security held as a capital asset exceeds the amount payable at maturity of the debt security, the excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder's acquisition date to the debt security's maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related debt security by the amount of the aggregate deductions allowable for amortizable bond premium.
The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult its tax advisor as to the consequences of the treatment of this premium as an offset to interest income for federal income tax purposes.
Disposition. In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder's tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value of other property received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules described above, any gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.
Redemption or Repurchase by Us
A redemption or repurchase of our shares will be treated under Section 302 of the Internal Revenue Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it:

•	is "substantially disproportionate" with respect to the U.S. Shareholder;

•	results in a "complete termination" of the U.S. Shareholder's equity interest in us; or

•	is "not essentially equivalent to a dividend" with respect to the U.S. Shareholder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, our shares considered to be owned by the U.S. Shareholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as our shares actually owned by the U.S. Shareholder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to the U.S. Shareholder depends upon the facts and circumstances at the time that the determination must be made, U.S. Shareholders are advised to consult their tax advisors to determine such tax treatment.
If a redemption or repurchase of our shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A U.S. Shareholder's adjusted tax basis in the redeemed or repurchased shares will be transferred to the U.S. Shareholder's remaining shares, if any. If the U.S. Shareholder owns no other of our shares, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely.

If a redemption or repurchase of our shares is not treated as a distribution, it will be treated as a taxable sale or exchange.
3.8% Medicare Tax
Certain U.S. holders who are individuals, estates or trusts are required to pay a 3.8% Medicare tax on, among other things, dividends, interest on and capital gains from the sale or other disposition of our equity or debt obligations, subject to certain exceptions. Prospective investors are urged to consult their tax advisors regarding the effect of this tax on an investment in our securities.
Backup Withholding on Debt Securities and Shares
Under the backup withholding rules, a domestic holder of debt securities or shares may be subject to backup withholding with respect to interest or dividends paid on, and gross proceeds from the sale of, the securities unless the holder (a) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of debt securities or shares who does not provide us with its current taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the holder's federal income tax liability.
We will report to holders of debt securities or shares and the Internal Revenue Service the amount of any interest or dividends paid and any amount withheld with respect to the debt securities or shares during the calendar year.
Effect of Tax Status of the Operating Partnerships on REIT Qualification
A substantial portion of our investments are through the Operating Partnerships. The Operating Partnerships may involve special tax considerations. These considerations include:

•	the allocations of income and expense items of the Operating Partnerships, which could affect the computation of our taxable income;

•	the status of each Operating Partnership as a partnership, as opposed to an association taxable as a corporation for income tax purposes; and

•	the taking of actions by the Operating Partnerships that could adversely affect our qualification as a REIT.
In addition, each Operating Partnership owns properties through subsidiary entities taxable as partnerships for federal income tax purposes. These entities have been structured in a manner that is intended to qualify them for taxation as partnerships for federal income tax purposes. If either Operating Partnership or any of the foregoing entities in which an Operating Partnership has an interest were treated as an association taxable as a corporation, we could fail to qualify as a REIT.
Tax Allocations with Respect to Contributed Properties
When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to this contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. We will refer to this allocation as the "book-tax difference." These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
Each Operating Partnership has received contributions of appreciated property. The partnership agreement of each Operating Partnership requires tax allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code. The Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences for property contributed on or after December 21, 1993, including the retention of the traditional method that was available under prior law or the election of particular alternative methods. Each Operating Partnership has elected the traditional method of Section 704(c) allocations. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of an Operating Partnership could cause us (a) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of the contribution and (b) to be allocated taxable gain in the event of a sale of such contributed interests in our properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in such Operating Partnership. These allocations possibly could cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with REIT distribution requirements. However, we do not anticipate that this adverse effect will occur.
Interests in the properties purchased by an Operating Partnership, other than in exchange for interests in such Operating Partnership, were acquired with an initial tax basis equal to their fair market value. Thus, Section 704(c) of the Internal Revenue Code generally will not apply to these interests.
Partnership Audit Rules
The recently enacted Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner's distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Prospective investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our shares.
Special Tax Considerations of Non-U.S. Shareholders and Potential Tax Consequences of Their Investment
The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. If you are a non-U.S. shareholder, you should consult with your own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment by you in the securities, including any reporting requirements.
Distributions not Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest. Distributions to non-U.S. Shareholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gains dividends will be treated as dividends and result in ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares or preferred shares is treated as effectively connected with the non-U.S. Shareholder's conduct of a U.S. trade or business, the non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to these distributions. In the case of a non-U.S. Shareholder that is a non-U.S. corporation, the holder may also be subject to the 30% branch profits tax. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. Shareholder to the extent that these distributions do not exceed the adjusted basis of the non-U.S. Shareholder's common shares or preferred shares, but rather will reduce the adjusted basis of these shares. To the extent that these distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. Shareholder's common shares or preferred shares, these distributions will give rise to tax liability if the non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its common shares or preferred shares.
Distributions Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980. Under the Foreign Investment in Real Property Tax Act, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. Shareholder as if this gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. Shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Foreign Investment in Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption.
The above taxation under the Federal Investment in Real Property Tax Act of distributions attributable to gains from our sales or exchanges of U.S. real property interests (or such gains that are retained and deemed to be distributed) does not apply, provided our common shares are "regularly traded" on an established securities market in the United States (as expected), and the non-U.S. Shareholder does not own more than 10% of the common stock at any time during the taxable year. Instead, such amounts will be taxable as a dividend of ordinary income not effectively connected with a U.S. trade or business.
Withholding Obligations from Distributions to Non-U.S. Shareholders. Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Shareholders, and remit to the Internal Revenue Service, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. We may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. If we withhold an amount of tax with respect to a distribution to a non-U.S. Shareholder in excess of the shareholder's U.S. tax liability with respect to this distribution, the non-U.S. Shareholder may file for a refund of the excess from the Internal Revenue Service.
The payment of the proceeds from the disposition of our common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Shareholder's foreign status and has no actual knowledge to the contrary.
Withholding taxes may also apply to certain types of payments made to "foreign financial institutions." Specifically, a 30% withholding tax will be imposed on dividends on, and gross proceeds from, the sale or other disposition of our shares to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and meets certain other specified requirements. Certain non-U.S. Shareholders residing in jurisdictions with an applicable "intergovernmental agreement" may, in lieu of the foregoing requirements, be required to collect and disclose such information to their over government. These rules currently apply to payments of dividends on our shares, and will apply to payments of gross proceeds from a sale or other disposition of such shares on or after January 1, 2019. Prospective investors are urged to consult with their tax advisors regarding the possible implication of this legislation and recent guidance from the Internal Revenue Service in respect of an investment in our shares.
Sales of Common Shares or Preferred Shares by a Non-U.S. Shareholder. Gain recognized by a non-U.S. Shareholder upon a sale of our common shares or preferred shares generally will not be taxed under the Foreign Investment in Real Property Tax Act of 1980 if we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" is defined generally as a REIT, in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. We believe, but cannot guarantee, that we are a "domestically controlled qualified investment entity," and, therefore, sales of our common shares or preferred shares will not be subject to taxation under the Foreign Investment in Real Property Tax Act. However, because our common shares and preferred shares are traded publicly, we may not continue to be a "domestically controlled qualified investment entity." Furthermore, gain not subject to the Foreign Investment in Real Property Tax Act will be taxable to a non-U.S. Shareholder if (a) investment in the common shares or preferred shares is effectively connected with the non-U.S. Shareholder's U.S. trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (b) the non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common shares or preferred shares, a non-U.S. Shareholder may be treated as having gain from the sale or other taxable disposition of a U.S. real property interest if the non-U.S. Shareholder (1) disposes of such shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would be treated as a gain from the sale or exchange of a U.S. real property interest; and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares during the 61-day period beginning with the first day of the 30-day period described in clause (1), subject to an exception applicable to "regularly traded" shares if the non-U.S. Shareholder did not own more than 5% of our shares at any time during the one-year period ending on the date of the distribution described in clause (1). If the gain on the sale of common shares or preferred shares were to be subject to taxation under the Foreign Investment in Real Property Tax Act, the non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to this gain. The non-U.S. Shareholder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. In addition, a purchaser of common shares or preferred shares subject to taxation under the Foreign Investment in Real Property Tax Act would generally be required to deduct and withhold a tax equal to 10% (15% for dispositions occurring after February 16, 2016) of the amount realized on the disposition by a non-U.S. Shareholder. Any amount withheld would be creditable against the non-U.S. Shareholder's Foreign Investment in Real Property Tax Act tax liability.
Qualified Foreign Pension Funds. Any distribution to a "qualified foreign pension fund" (or an entity all of the interests of which are held by a "qualified foreign pension fund") who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under the Foreign Investment in Real Property

Tax Act. In addition, a sale of our shares by a "qualified foreign pension fund" which holds such shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under the Foreign Investment in Real Property Tax Act. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the applicability of these rules to their particular investment in our shares.
Redemption or Repurchase by Us. A redemption or repurchase of our shares will be treated under Section 302 of the Internal Revenue Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described above.
Backup Withholding and Information Reporting. Generally, we must report annually to the Internal Revenue Service the amount of dividends paid to a non-U.S. Shareholder, its name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. Shareholder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-U.S. Shareholder's country of residence.
Payments of dividends or of proceeds from the disposition of shares made to a non-U.S. Shareholder may be subject to information reporting and backup withholding unless such non-U.S. Shareholder establishes an exemption, for example, by properly certifying its non-U.S. status on an Internal Revenue Service Form W-8BEN or W-8BEN-E or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. Shareholder is a U.S. person.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service in a timely manner.
Taxation of Debt Instruments Held by Non-U.S. Shareholders
Interest. Interest paid to a non-U.S. Shareholder on its debt securities that is not effectively connected with its conduct of a U.S. trade or business will not be subject to U.S. federal withholding tax, provided that:

•	such non-U.S. Shareholder does not actually or constructively own a 10% or greater interest in our capital or profits;

•	such non-U.S. Shareholder is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Internal Revenue Code;

•	such non-U.S. Shareholder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
(a) the non-U.S. Shareholder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Internal Revenue Code and provides its name and address, (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the debt securities on behalf of the non-U.S. Shareholder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Shareholder, has received from the non-U.S. Shareholder a statement, under penalties of perjury, that such non-U.S. Shareholder is not a U.S. person and provides us or our paying agent with a copy of such statement or (c) the non-U.S. Shareholder holds its debt securities directly through a "qualified intermediary" and certain conditions are satisfied.
The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, and the non-U.S. Shareholder must inform the withholding agent of any change in the information on the statement within 30 days of such change.
A non-U.S. Shareholder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder's conduct of a U.S. trade or business and the holder provides us with appropriate certification as discussed below.
If a non-U.S. Shareholder does not satisfy the requirements above, interest paid to such non-U.S. Shareholder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the U.S. and the non-U.S. Shareholder's country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. Shareholder must generally complete an Internal Revenue Service Form W-8BEN (or applicable successor form) and claim the reduction or exemption on the form.
Sale or Other Taxable Disposition of the Debt Securities. A non-U.S. Shareholder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a debt security so long as (i) the gain is not effectively connected with the conduct by the non-U.S. Shareholder of a U.S. trade or business (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. Shareholder) and (ii) in the case of a non-U.S. Shareholder who is an individual, such non-U.S. Shareholder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A non-U.S. Shareholder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such non-U.S. Shareholder's gain realized on a debt security.
In certain circumstances, we may be required to make certain payments in excess of stated interest and the principal amount of the debt securities. Except as otherwise described in the applicable prospectus supplement, such payments generally should be treated as additional amounts paid for the debt securities, subject to the rules described above.
U.S. Trade or Business. If interest paid on a debt security or gain from a disposition of a debt security is effectively connected with a non-U.S. Shareholder's conduct of a U.S. trade or business (and, if an income tax treaty applies, the non-U.S. Shareholder maintains a U.S. permanent establishment to which such amounts are generally attributable), the non-U.S. Shareholder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Shareholder. If a non-U.S. Shareholder is subject to U.S. federal income tax on the interest on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally on Internal Revenue Service Form W-8ECI). A non-U.S. Shareholder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a debt security or gain from a disposition of a debt security will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the corporation of a U.S. trade or business.
State and Local Tax
We and the holders of our securities may be subject to state and local tax in various states and localities, including those in which we or you transact business, own property or reside. Our and your tax treatment in these jurisdictions may differ from the federal income tax treatment described above. Consequently, as a prospective investor, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our debt securities and shares.

Taxation of Tax-Exempt Shareholders
The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except for the tax-exempt shareholders described below, if a tax-exempt shareholder does not hold its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in a trade or business, then dividend income received from us will not be unrelated business taxable income to the tax-exempt shareholder. Generally, shares will be "debt financed property" if the exempt holder financed the acquisition of the shares through a borrowing. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt shareholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its trade or business.
For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for specified purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements. However, a portion of the dividends paid by a "pension held REIT" will be treated as unrelated business taxable income to any trust that:

•	is described in Section 401(a) of the Internal Revenue Code;

•	is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10% by value of the interests in the REIT.
Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts."
A REIT is a "pension held REIT" if:

•
it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts will be treated, for purposes of the "not closely held" requirement, as owned by the actual participants of the trust rather than by the trust itself; and

•
either, (1) at least one such qualified trust holds more than 25% by value of the interests in the REIT, or (2) one or more such qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•
the unrelated business taxable income earned by the REIT less particular associated expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on its unrelated business taxable income, to

•	the total gross income, less particular associated expenses, of the REIT.
A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

Future Changes in U.S. Federal Income Tax Rules
The U.S. federal income tax rules are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our securities.
LEGAL MATTERS
Unless otherwise noted in a supplement, Dentons US LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus.
EXPERTS
The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Camden Property Trust's Annual Report on Form 10-K, and the effectiveness of Camden Property Trust's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CAMDEN PROPERTY TRUST

$315,300,000
Common Shares of Beneficial Interest

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
Jefferies
J.P. Morgan
SunTrust Robinson Humphrey
Wells Fargo Securities

May 16, 2017